Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Virgin Galactic Holdings, Inc.:

We consent to the use of our report dated August 7, 2019, with respect to the combined balance sheets of Virgin Galactic Business as of December 31, 2018 and 2017, the related combined statements of operations and comprehensive loss, equity, and cash flows for each of the years in the two-year period ending December 31, 2018, and the related notes incorporated by reference herein.

/s/ KPMG LLP

Los Angeles, California

December 30, 2019